Exhibit 99.1

Robert P. Ingle, Founder of Ingles Markets, Incorporated Dies at Age 77

ASHEVILLE, N.C.--(BUSINESS WIRE)--March 7, 2011--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported the death on March 6, 2011, of its Founder and Chief Executive Officer, Mr. Robert P. Ingle. Mr. Ingle founded the Company in 1965 and served as Chairman of the Board from the Company’s incorporation in 1965 until May 2004 and thereafter has served as a director. Mr. Ingle has served as Chief Executive Officer since the Company was incorporated in 1965 and served as President from 1965 until 1982. Mr. Ingle was 77.

The Board of Directors of the Company has elected Robert P. Ingle II to succeed his father as Chief Executive Officer. Mr. Ingle II has been a member of the Board of Directors since February 1997 and has served as Chairman of the Board since May 2004. He has been employed by the Company in a variety of positions since 1985. Mr. Ingle II is 42.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 70 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer, 828-669-2941 Ext. 223